Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. ANNOUNCES

STOCK REPURCHASE AGREEMENT

Fort Lauderdale, Fla., April 1, 2013 – Universal Insurance Holdings, Inc. (Company) (NYSE MKT: UVE), a vertically integrated insurance holding company, announced that it has completed a repurchase of 2,000,000 shares of the Company’s common stock held by Bradley I. Meier, the Company’s former Chief Executive Officer, for an aggregate purchase price of $8,040,000 ($4.02 per share) in a privately negotiated transaction. The Company has agreed to repurchase an additional 2,000,000 shares of common stock from Mr. Meier for the same aggregate repurchase price on or before June 1, 2013. Mr. Meier has also granted the Company a right of first refusal, which is effective through December 31, 2014, on any future sales of his shares of Company common stock to a third party.

President and CEO Sean Downes commented, “The repurchase of shares from Mr. Meier provides us an opportunity to buy back shares at a discount to current stock price, while facilitating the orderly sale of shares by a large shareholder. Based on the Company’s current outstanding share count, today’s repurchase of two million shares reduces the Company’s outstanding shares by approximately 4.9 percent, while the additional future repurchase of two million shares will reduce the outstanding shares by another 4.9 percent, for an aggregate reduction of 9.8 percent. The transaction underscores the Company’s solid financial position and our belief in the long-term growth prospects that lie ahead.”

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (“Company”), with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (“UPCIC”), a wholly-owned subsidiary of the Company, is one of the three leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com